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                                                                    EXHIBIT 99.1

            Saul Centers, Inc. Announces U.S. Bank as Transfer Agent

CHEVY CHASE, Md., Nov. 19 /PRNewswire/ -- Saul Centers, Inc. (NYSE: BFS - news),
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an equity real estate investment trust (REIT), announced today the appointment of U.S. Bank, N.A. as its transfer agent and plan administrator for its dividend reinvestment plan. By selecting U. S. Bank as its transfer agent, the Company expands the financial relationship between the two entities. U.S. Bank is the agent and lead lender for the Company's $70 million line of credit.

U.S. Bank is the 8th largest financial services holding company in the United States with $165 billion in assets and 10.6 million customers in 24 states. U.S. Bank has provided transfer agent services since 1928. Its experienced administration and call center staff will provide Saul Centers' shareholders with prompt and courteous service. U.S. Bank utilizes superior technological advancements such as voice response unit, internet capabilities and optical scanners for proxy tabulation and written correspondence.

Shareholders and the investment community may contact Saul Centers' transfer agent as follows:

     .   U.S. Bank, N.A.
     .   1555 N. RiverCenter Dr., Suite 301
     .   Milwaukee, WI 53212
     .   (800)-637-7549
     .   Email:  firstarinvestorservice@firstar.com
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     .   Web Address:  http://www.firstarinvestorservice.com
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Saul Centers, Inc. operates and manages a real estate portfolio of 33 community and neighborhood shopping center and office properties totaling approximately
6.1 million square feet of gross leasable area, with over 80% of the cash flow generated from properties in the Washington DC/Baltimore metropolitan area.

Saul Centers is listed on the New York Stock Exchange under the symbol "BFS".

SOURCE: Saul Centers, Inc.